EXHIBIT 23.2


                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
   BayBanks, Inc.:


We consent to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-4 and to the use of our report dated January 18, 1996, incorporated herein by reference and, with respect to the consolidated balance sheets of BayBanks, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report was incorporated by reference in the Bank of Boston Corporation and BayBanks, Inc. Joint Proxy Statement-Prospectus dated March 18, 1996 and was
included in  Bank of Boston   Corporation's Form  8-K dated  September 6,
1996.


                                 /s/ KPMG PEAT MARWICK LLP


Boston, Massachusetts
December  30, 1996